Exhibit 3.1

ARTICLES SUPPLEMENTARY

CLASSIFYING 4,000,000

SHARES OF BENEFICIAL INTEREST AS

SERIES I CUMULATIVE REDEEMABLE

PREFERRED SHARES OF BENEFICIAL INTEREST

OF GLIMCHER REALTY TRUST

March 25, 2013

Glimcher Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the “Company”), and having its executive office at 180 East Broad Street, Columbus, Ohio 43215, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:            Pursuant to the authority granted to and vested in the Board of Trustees of the Company (the “Board of Trustees”) under Article VII, Section 7.3 of the Second Amended and Restated Declaration of Trust of the Company, as amended (the “Declaration of Trust”), the Board of Trustees at a meeting duly convened and held on March 20, 2013, adopted resolutions authorizing and establishing a separate class of preferred shares of beneficial interest, out of the 250,000,000 authorized shares of beneficial interest of the Company (the “Shares”), consisting of 4,000,000 shares to be known as the “Series I Cumulative Redeemable Preferred Shares of Beneficial Interest” (the “Series I Preferred Shares”). Such Series I Preferred Shares shall have a par value of $0.01 per share.

SECOND:       Pursuant to the authority granted to and vested in the Board of Trustees under Article VII, Section 7.3 of the Declaration of Trust, and pursuant to authority expressly delegated by the Board of Trustees to the Special Pricing Committee of the Board of Trustees (the “Special Pricing Committee”), the Special Pricing Committee, on March 21, 2013, determined that the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the Series I Preferred Shares, which shall be deemed to be part of Article VII, Section 7.3 of the Declaration of Trust, are as follows:

A.           Certain Definitions.

Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series I Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

Alternative Conversion Consideration. The term “Alternative Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Gains Amount. The term “Capital Gains Amount” shall have the meaning set forth in subparagraph (8) of paragraph (B) below.

Change of Control. The term “Change of Control” shall mean: (i) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition, transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Company entitling that Person to exercise more than 50% of the total voting power of all shares of stock of the Company entitled to vote generally in elections of trustees (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Change of Control Conversion Date. The term “Change of Control Conversion Date” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Change of Control Conversion Right. The term “Change of Control Conversion Right” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Charitable Trust. The term “Charitable Trust” shall have the meaning set forth in subparagraph (4) of paragraph (H) below.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Equity. The term “Common Equity” shall mean all shares now or hereafter authorized of any class of common shares of beneficial interest of the Company, including the Common Shares, and any other shares of beneficial interest of the Company, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

Common Share Price. The term “Common Share Price” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Common Shares. The term “Common Shares” shall mean the Common Shares of Beneficial Interest, $0.01 par value per share, of the Company.

Common Shares Conversion Consideration. The term “Common Shares Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Conversion Consideration. The term “Conversion Consideration” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Distribution Payment Date. The term “Distribution Payment Date” shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

Distribution Period. The term “Distribution Period” shall mean the period from, and including, the Original Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

Distribution Rate. The term “Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Distribution Record Date. The term “Distribution Record Date” shall mean the date designated by the Board of Trustees of the Company at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than 10 days prior to such Distribution Payment Date.

DTC. The term “DTC” shall mean The Depository Trust Company.

Excess Shares. The term “Excess Shares” shall have the meaning set forth in subparagraph (4) of paragraph (H) below.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Cap. The term “Exchange Cap” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Junior Shares. The term “Junior Shares” shall mean, as the case may be: (i) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series I Preferred Shares shall have been so paid or declared and set apart for payment; and (ii) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series I Preferred Shares shall have received the entire amount to which such Series I Preferred Shares is entitled upon such liquidation, dissolution or winding up.

Liquidation Preference. The term “Liquidation Preference” shall mean $25.00 per Series I Preferred Share.

NASDAQ. The term “NASDAQ” shall mean the NASDAQ Stock Market.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

NYSE MKT. The term “NYSE MKT” shall mean the NYSE MKT.

Original Issue Date. The term “Original Issue Date” shall mean the date that Series I Preferred Shares are first issued by the Company.

Parity Shares. The term “Parity Shares” shall mean, as the case may be: (i) any class or series of shares of beneficial interest of the Company which is entitled to receive payment of distributions on a parity with the Series I Preferred Shares; or (ii) any class or series of shares of beneficial interest of the Company which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series I Preferred Shares. The term “Parity Shares” shall include, without limitation, the Series G Preferred Shares and the Series H Preferred Shares.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter which participates in a public offering of the Series I Preferred Shares, provided that such ownership by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

Preferential Distribution Non-Payment. The term “Preferential Distribution Non-Payment” shall have the meaning set forth in subparagraph (2) of paragraph (G) below.

Preferred Shares Trustee. The term “Preferred Shares Trustee” shall have the meaning set forth in subparagraph (2) of paragraph (G) below.

Redemption Date. The term “Redemption Date” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

Redemption Price. The term “Redemption Price” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

Redemption Right. The term “Redemption Right” shall have the meaning set forth in subparagraph (1) of paragraph (D) below.

REIT. The term “REIT” shall mean a real estate investment trust under Section 856 of the Code.

Share Cap. The term “Share Cap” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Share Split. The term “Share Split” shall have the meaning set forth in subparagraph (1) of paragraph (F) below.

Senior Shares. The term “Senior Shares” shall mean, as the case may be: (i) any class or series of shares of beneficial interest of the Company ranking senior to the Series I Preferred Shares in respect of the right to receive distributions; or (ii) any class or series of shares of beneficial interest of the Company ranking senior to the Series I Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

Series G Preferred Shares. The term “Series G Preferred Shares” shall mean the Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company.

Series H Preferred Shares. The term “Series H Preferred Shares” shall mean the Series H Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company.

Series I Excess Preferred Shares. The term “Series I Excess Preferred Shares” shall have the meaning set forth in subparagraph (4) of paragraph (H) below.

Series I Preferred Excepted Person. The term “Series I Preferred Excepted Person” shall have the meaning set forth in subparagraph (4) of paragraph (H) below.

Special Optional Redemption Date. The term “Special Optional Redemption Date” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Special Optional Redemption Price. The term “Special Optional Redemption Price” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Special Optional Redemption Right. The term “Special Optional Redemption Right” shall have the meaning set forth in subparagraph (1) of paragraph (E) below.

Shares. The term “Shares” shall mean transferable shares of beneficial interest of the Company of any class or series.

Total Distributions. The term “Total Distributions” shall have the meaning set forth in subparagraph (8) of paragraph (B) below.

B.           Distributions.

1.          The record holders of Series I Preferred Shares shall be entitled to receive cash distributions, when, as and if authorized by the Board of Trustees and declared by the Company, out of assets legally available for payment of distributions. Such distributions shall be payable quarterly by the Company in cash at a rate of 6.875% per annum of the Liquidation Preference (equivalent to $1.71875 per share of Series I Preferred Shares per annum) (the “Distribution Rate”).

2.          Distributions on Series I Preferred Shares shall accrue and be cumulative at the Distribution Rate from the Original Issue Date or, with respect to Series I Preferred Shares issued after the Original Issue Date, from the Distribution Payment Date (as defined below) immediately preceding the date of issuance thereof. Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Trustees of the Company on the 15th day of January, April, July and October of each year (each, a “Distribution Payment Date”), commencing on July 15, 2013. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. Any distribution payable on the Series I Preferred Shares, including for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be paid to the holders of record of the Series I Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Distribution Record Date for such distribution. Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor. Any distribution payment made on Series I Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. After full distributions on the Series I Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series I Preferred Shares will not be entitled to any further distributions with respect to that quarter. The Series I Preferred Shares rank on a parity with the Series G Preferred Shares and the Series H Preferred Shares, as to distributions in the manner and to the extent provided herein.

3.          If any Series I Preferred Shares are outstanding, no distributions (other than in Junior Shares, or as part of the consideration in connection with a redemption, purchase or other acquisition as permitted in subparagraph (4) of paragraph (B) below) shall be authorized or paid or set apart for payment on any other class or series of Junior Shares or Parity Shares for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series I Preferred Shares for all past Distribution Periods and the then current Distribution Period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Shares and any other class or series of Preferred Shares ranking on a parity as to distributions with the Series I Preferred Shares, all distributions authorized upon the Series I Preferred Shares and any other such class or series of Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Series I Preferred Shares and such class or series of Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series I Preferred Shares and such class or series of Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series I Preferred Shares which may be in arrears and holders of Series I Preferred Shares will not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series I Preferred Shares as provided above.

4.          Unless full cumulative distributions on the Series I Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by (i) conversion into or exchange for other Junior Shares or (ii) a purchase of Series I Excess Preferred Shares relating to the Company’s continuing qualification as a REIT (or substantially similar provisions relating to other shares of the Company’s capital stock) or otherwise to ensure the Company’s continued REIT status).

5.          Notwithstanding anything contained herein to the contrary, no distributions on Series I Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

6.          Notwithstanding anything contained herein to the contrary, distributions on the Series I Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue without interest whether or not any agreement of the Company prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

7.          If the Board of Trustees determines that it is permissible under applicable law and that the distributions will qualify for the dividends paid deduction (within the meaning of Sections 561 and 562 of the Code or any successor provisions thereto), such distributions shall be paid as follows: first, from income of the Company other than net capital gains, and the balance, if any, from net capital gains of the Company. If the Board of Trustees determines, in its sole discretion, that distributions to be paid in accordance with the preceding sentence might not qualify for such dividends paid deduction, or might not be permissible under applicable law, then such distributions shall be paid in a manner determined by the Board of Trustees.

8.          If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Shares (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series I Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series I Preferred Shares for the year and the denominator of which will be the Total Distributions.

C.           Distributions Upon Liquidation, Dissolution or Winding Up.

1.          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any Senior Shares as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series I Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the Series I Preferred Shares shall be cancelled and the holders of Series I Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

2.          In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series I Preferred Shares and the corresponding amounts payable on all shares of Parity Shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series I Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. The Series I Preferred Shares rank on a parity with the Series G Preferred Shares and the Series H Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series I Preferred Shares.

3.          In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

D.           Redemption by the Company.

1.          Except as described in this paragraph (D) and paragraph (E) below, the Series I Preferred Shares may not be redeemed prior to March 27, 2018. In addition, to ensure that the Company remains qualified as a REIT for federal income tax purposes, the Series I Preferred Shares shall be subject to the provisions of Article VII of the Declaration of Trust and paragraph (G) below. On and after March 27, 2018, the Company, at its option (the “Redemption Right”), upon giving notice as provided below, may redeem the Series I Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series I Preferred Shares to, but not including, the date of such redemption (the “Redemption Price”). Each date fixed for redemption pursuant to this subparagraph (1) of this paragraph (D) is called a “Redemption Date.”

2.          In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Shares may be listed or admitted to trading, notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series I Preferred Shares to be redeemed at their respective addressees as they appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Shares except as to any holder to whom the Company has failed to give notice or except as to any holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series I Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of Series I Preferred Shares to be redeemed from such holder; (iv) the place or places where certificates for such shares, if any, are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

3.          If notice has been mailed in accordance with subparagraph (2) of this paragraph (D), and such notice provides that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the Series I Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Shares, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof. In the event that the Series I Preferred Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

4.          In case of redemption of less than all of the Series I Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Company pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other equitable method determined by the Board of Trustees. In order to facilitate the redemption of Series I Preferred Shares, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

5.          Unless full cumulative distributions on all Series I Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series I Preferred Shares shall be redeemed unless all outstanding Series I Preferred Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any Series I Preferred Shares except by (i) conversion into or exchange for other Junior Shares, or (ii) a purchase of Series I Excess Preferred Shares relating to the Company’s continuing qualification as a REIT (or substantially similar provisions relating to other shares of the Company’s capital stock) or otherwise to ensure the Company’s continued REIT status; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series I Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series I Preferred Shares, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series I Preferred Shares from Persons owning in the aggregate more than 9.8% of the number or value (whichever is more restrictive) of the total outstanding Series I Preferred Shares pursuant to provisions of the Declaration of Trust and these Articles Supplementary.

6.          Notwithstanding anything in paragraphs (D), (E) and (H) herein or otherwise, subject to applicable law and the limitation on purchases when distributions on the Series I Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase Series I Preferred Shares in the open market, by tender or by private agreement.

7.          Any funds deposited with a bank or trust company for the purpose of redeeming Series I Preferred Shares shall be irrevocable except that:

a.           the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

b.           any balance of monies so deposited by the Company and unclaimed by the holders of the Series I Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

8.          No Series I Preferred Shares may be redeemed except with assets legally available for the payment of the Redemption Price.

9.          All Series I Preferred Shares redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

E.           Special Optional Redemption by the Company.

1.          Upon the occurrence of a Change of Control, the Company will have the option (the “Special Optional Redemption Right”) upon written notice mailed by the Company, postage pre-paid, no less than 30 nor more than 60 days prior to the Special Optional Redemption Date (as defined below) and addressed to the holders of record of the Series I Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Company, to redeem the Series I Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid distributions, if any, to, but not including, the redemption date (“Special Optional Redemption Price”). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Shares except as to any holder to whom the Company has failed to give notice or except as to any holder to whom notice was defective. If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the Series I Preferred Shares (whether pursuant to paragraph (D) above or this paragraph (E)), the holders of Series I Preferred Shares will not have the conversion right described below in paragraph (F). Each date fixed for redemption pursuant to this subparagraph (1) of this paragraph (E) is called a “Special Optional Redemption Date.”

2.          In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Shares may be listed or admitted to trading, the notice described in subparagraph (1) of this paragraph (E) shall state: (i) the Special Optional Redemption Date; (ii) the Special Optional Redemption Price; (iii) the number of Series I Preferred Shares to be redeemed; (iv) the place or places where the certificates for Series I Preferred Shares, to the extent Series I Preferred Shares are certificated, are to be surrendered (if so required in the notice) for payment of the Special Optional Redemption Price; (v) that the Series I Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that holders of the Series I Preferred Shares to which the notice relates will not be able to tender such Series I Preferred Shares for conversion in connection with the Change of Control and each Series I Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the Special Optional Redemption Date instead of converted on the Change of Control Conversion Date; and (vii) that distributions on Series I Preferred Shares to be redeemed will cease to accrue on the Special Optional Redemption Date. If fewer than all of the Series I Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series I Preferred Shares held by such holder to be redeemed.

3.            If notice has been mailed in accordance with subparagraph (2) of this paragraph (E), and such notice provides that on or before the Special Optional Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Special Optional Redemption Date, distributions on the Series I Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Shares, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Special Optional Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof. In the event that the Series I Preferred Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

4.            If fewer than all of the outstanding Series I Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected by the Company pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other equitable method determined by the Board of Trustees.

5.            Any funds deposited with a bank or trust company for the purpose of redeeming Series I Preferred Shares shall be irrevocable except that:

a.           the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

b.           any balance of monies so deposited by the Company and unclaimed by the holders of the Series I Preferred Shares entitled thereto at the expiration of two years from the applicable Special Optional Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

6.            No Series I Preferred Shares may be redeemed except with assets legally available for the payment of the Special Optional Redemption Price.

7.            All Series I Preferred Shares redeemed pursuant to this paragraph (E) shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

F.           Conversion.

The Series I Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this paragraph (F).

1.          Upon the occurrence of a Change of Control, each holder of Series I Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the shares of Series I Preferred Shares pursuant to the Redemption Right or the Special Optional Redemption Right, to convert some or all of the Series I Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per share of Series I Preferred Shares to be converted (the “Common Shares Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the Liquidation Preference plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Share Price (as defined below) and (B) 4.3745 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the 4,000,000 Series I Preferred Shares will not exceed 17,498,000 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional Series I Preferred Shares designated and authorized for issuance pursuant to any subsequent articles supplementary and (ii) is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of Series I Preferred Shares shall receive upon conversion of such Series I Preferred Shares the kind and amount of Alternative Conversion Consideration that such holder of Series I Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series I Preferred Shares held a number of Common Shares equal to the Common Shares Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Shares Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series I Preferred Shares shall receive shall be the form and proportion of the aggregate consideration elected by the holders of Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with subparagraph (3) of this paragraph (F) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to subparagraph (3) of this paragraph (F).

The “Common Share Price” shall be (i) the amount of cash consideration per share of Common Shares, if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, and (ii) the average of the closing prices per share of Common Shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders Common Shares is other than solely cash.

2.          No fractional shares of Common Shares shall be issued upon the conversion of Series I Preferred Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

3.          Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series I Preferred Shares at their addresses as they appear on the Company’s stock transfer records and notice shall be provided to the Company’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of Series I Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series I Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date; (vi) that, if prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of Series I Preferred Shares, the holder will not be able to convert Series I Preferred Shares and such Series I Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series I Preferred Shares; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series I Preferred Shares must follow to exercise the Change of Control Conversion Right.

4.          The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to subparagraph (3) of this paragraph (F) above to the holders of Series I Preferred Shares.

5.          In order to exercise the Change of Control Conversion Right, a holder of Series I Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series I Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series I Preferred Shares to be converted; and (iii) that the Series I Preferred Shares are to be converted pursuant to the applicable terms of the Series I Preferred Shares. Notwithstanding the foregoing, if the Series I Preferred Shares are held in global form, such notice shall comply with applicable procedures of DTC.

6.          Holders of Series I Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series I Preferred Shares; (ii) if certificated Series I Preferred Shares have been issued, the certificate numbers of the withdrawn Series I Preferred Shares; and (iii) the number Series I Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series I Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

7.          Series I Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem such Series I Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Company elects to redeem Series I Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series I Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the applicable redemption date.

8.          The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

9.          Notwithstanding anything to the contrary contained herein, no holder of Series I Preferred Shares will be entitled to convert such Series I Preferred Shares into Common Shares to the extent that such conversion would cause such holder (or any other Person) to exceed the share ownership limits contained in the Declaration of Trust or herein unless the Company provides an exemption.

G.           Voting Rights.

1.          The holders of Series I Preferred Shares shall not be entitled to vote on any matter except as provided in this paragraph (G) or as otherwise expressly required by applicable law or the rules of the NYSE or any other securities exchange or quotation system on which the Series I Preferred Shares are then listed, traded or quoted.

2.          In the event the Company shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding Series I Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a “Preferential Distribution Non-Payment”), the number of trustees of the Company shall be increased by two and the holders of the outstanding Series I Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights and then entitled to vote on the election of such additional two trustees, shall be entitled to elect such two additional trustees until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding Series I Preferred Shares have been authorized and paid or set apart for payment. Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Shares Trustee (as defined below), the Board of Trustees may, and upon the written request of the holders of record of not less than 20% of the holders of the Series I Preferred Shares and all holders of other classes or series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights who are then entitled to vote on the election of such additional trustee or trustees shall call a special meeting of such holders for the purpose of electing the additional trustee or trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Company and all holders of the Series I Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights are afforded the opportunity to elect such additional trustee or trustees (or fill any vacancy) at such annual meeting of shareholders.

If and when all accumulated distributions on the Series I Preferred Shares have been authorized and paid or set aside for payment in full, the holders of the Series I Preferred Shares shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (G), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment. Upon termination of such special voting rights attributable to all holders of the Series I Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights, the term of office of each trustee elected by the holders of the Series I Preferred Shares and such parity preferred shares (a “Preferred Shares Trustee”) pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. Any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series I Preferred Shares and all other series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights who would then be entitled to vote in such Preferred Shares Trustee’s election, voting together as a separate class, at a meeting called for such purpose.

3.          So long as any Series I Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees of the Company shall at all times be such that the exercise, by the holders of the Series I Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights, of the right to elect trustees under the circumstances provided for in subparagraph (2) of this paragraph (G) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

4.          Trustees elected pursuant to subparagraph (2) of this paragraph (G) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series I Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series I Preferred Shares with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (G) or as otherwise provided for in subparagraph (2) of this paragraph (G).

5.          So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series I Preferred Shares and all other series of preferred shares ranking on a parity with the Series I Preferred Shares with respect to distribution rights who are then entitled to vote in the election of such Preferred Shares Trustee as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series I Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other than Preferred Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by these Articles Supplementary.

H.           Trustees’ Right to Refuse to Transfer Series I Preferred Shares; Limitation on Holdings.

1.          The terms and provisions of this paragraph (H) shall apply in addition to, and not in limitation of, the terms and provisions of the Declaration of Trust applicable to share ownership and transferability of shares, including, but not limited to, Sections 7.9 and 7.10.

2.          Each Person who owns directly or indirectly more than 5.0% in number or value of the total Series I Preferred Shares outstanding shall, within 30 days after the end of each taxable year, give written notice to the Company stating the Person’s name and address, the number of Series I Preferred Shares directly or indirectly owned by such Person, and a description of the manner in which such Series I Preferred Shares are held. For purposes of these Articles Supplementary, the number and value of the total Series I Preferred Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Series I Preferred Shares, irrespective of such shareholder’s percentage ownership of outstanding Series I Preferred Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Series I Preferred Shares as the Board of Trustees deems necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.1 of the Declaration of Trust), to comply with the requirements of any taxing authority or governmental authority or to determine any such compliance with this paragraph (H).

3.          If, in the opinion of the Board of Trustees, which shall be binding upon any prospective acquiror of Series I Preferred Shares, any proposed transfer or issuance would jeopardize the status of the Company as a REIT under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

4.          Any transfer of Series I Preferred Shares that would result in the Series I Preferred Shares being owned by fewer than 100 persons for purposes of the REIT Provisions of the Code shall be null and void and the prospective acquiror shall not be entitled to any rights afforded to owners of Series I Preferred Shares hereunder and shall be deemed never to have had an interest therein. If any transfer of Series I Preferred Shares would: (i) create a direct or indirect owner of Series I Excess Preferred Shares other than a Series I Preferred Excepted Person (as defined below); (ii) create a direct or indirect owner of Series I Preferred Shares in excess of 9.8% of the number or value (whichever is more restrictive) of the total outstanding Series I Preferred Shares; or (iii) result in the Company being “closely held” within the meaning of Section 856(h), or any successor section, of the Code, or otherwise cause the Company to fail to qualify as a REIT, that number of Series I Preferred Shares which would cause such violation (rounded upward to the nearest whole share, such shares so rounded, the “Excess Shares”) shall be deemed to be automatically transferred to a charitable trust (a “Charitable Trust”) or otherwise, shall be deemed to be void ab initio, to the fullest extent permitted by applicable law, as further described in the Declaration of Trust.

“Series I Excess Preferred Shares” shall mean ownership of Series I Preferred Shares exceeding 9.8% of the number or the value (whichever is more restrictive) of the total Series I Preferred Shares outstanding by a Person other than a Series I Preferred Excepted Person (as defined below).

“Series I Preferred Excepted Person” shall mean any Person approved by the Board of Trustees (or a duly authorized committee), at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 9.8% of the number or the value (whichever is more restrictive) of the total Series I Preferred Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a REIT under the REIT Provisions of the Code.

5.          Notwithstanding subsection (i) of subparagraph (4) above, the Board of Trustees may waive or exempt any transfer that results in Series I Excess Preferred Shares if evidence satisfactory to the Board of Trustees is presented that such transfer will not then or in the future jeopardize the status of the Company as a REIT under the REIT Provisions of the Code. As a condition of a waiver or exemption by the Board of Trustees, the intended transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, representations, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

6          Notwithstanding any transfer of Excess Shares to a Charitable Trust, any Excess Shares shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such shares becoming Excess Shares and (ii) the Market Price (as such term is defined in Section 1.1 of the Declaration of Trust) of the Series I Preferred Shares on the day the Company, or its designee, accepts such offer. If the Company exercises its purchase right, prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series I Preferred Shares to be so redeemed shall have been made or duly provided for, the holder of any Series I Excess Preferred Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Series I Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Series I Excess Preferred Shares prior to the discovery by the Company that the Series I Preferred Shares have been transferred in violation of this paragraph (H) shall be repaid to the Company upon demand. The rights granted to the Company in this subparagraph (6) shall not limit the effect of, restrictions in, or rights of the Company or the Board of Trustees under, any other provision of this paragraph (H).

7.          Notwithstanding any other provision in these Articles Supplementary, the Declaration of Trust or the Company’s Bylaws, subparagraphs (4), (5), (6) and (7) of this paragraph (H) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Series I Preferred Shares then outstanding and entitled to vote. If subparagraph (4), (5), (6) or (7) of this paragraph (H) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series I Preferred Shares in violation of such sections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series I Preferred Shares on behalf of the Company.

8.          Subject to subparagraph (12), notwithstanding any other provision of these Articles Supplementary to the contrary, any purported transfer, sale or acquisition of Series I Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series I Preferred Shares) which would result in the termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Series I Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Series I Excess Preferred Shares in subparagraph (6) of this paragraph (H).

9.          Subject to subparagraphs (11) and (12), nothing contained in this paragraph (H) or in any other provision of these Articles Supplementary shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of the shareholders by preservation of the Company’s status as a real estate investment trust under the REIT Provisions of the Code.

10.         Subject to subparagraph (11), if any provision of this paragraph (H) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this paragraph (H) may be inconsistent with any other provision of these Articles Supplementary, this paragraph (H) shall be controlling.

11.         For purposes of these Articles Supplementary, Series I Preferred Shares not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such Series I Preferred Shares, as defined in Rule 13d-3 under the Exchange Act and/or would be considered to own such Series I Preferred Shares by reason of the REIT Provisions of the Code.

12.         Notwithstanding any other provision of paragraph (H), nothing in these Articles Supplementary shall preclude the settlement of transactions entered into through the facilities of the NYSE. The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this paragraph (H) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph (H).

I.            Information Rights.

During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any Series I Preferred Shares are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series I Preferred Shares as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits, including certifications, that would have been required), and (ii) promptly, upon request, supply copies of such reports to any prospective beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Series I Preferred Shares. The Company will mail (or otherwise provide) the information to the holders of Series I Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Company were subject to Section 13 or 15(d) of the Exchange Act.

J.            Ranking.

With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series I Preferred Shares rank: (i) senior to the Junior Shares; (ii) on a parity with the Parity Shares, including the Series G Preferred Shares and the Series H Preferred Shares, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of paragraph (K) hereof have been complied with; and (iii) junior to the Senior Shares.

K.           Limitations.

1.          So long as any Series I Preferred Shares are outstanding, the Company shall not without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series I Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares, voting as a class:

a.           authorize, create or issue, or increase the authorized or issued amount of any class or series of, or rights to subscribe to or acquire any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series I Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

b.           amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Articles Supplementary) that would change the preferences, rights or privileges with respect to the Series I Preferred Shares so as to affect the Series I Preferred Shares materially and adversely; but nothing herein contained shall require such a vote or consent: (i) in connection with any increase in the total number of authorized shares under Section 7.1 of the Declaration of Trust; (ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series I Preferred Shares; (iii) in connection with any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series I Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Company is not the surviving entity if, as a result of the merger or consolidation, the holders of Series I Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series I Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series I Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (v) in connection with any merger or consolidation in which the holders of the Series I Preferred Shares receive cash in an amount equal to or greater than the Liquidation Preference per share plus all distributions accrued and unpaid thereon (whether or not declared) to the date of such merger or consolidation; or (vi) if, at or prior to the time when the issuance of any such shares ranking senior to the Series I Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series I Preferred Shares have been called for redemption upon proper notice of redemption to occur within 60 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series I Preferred Shares, unless the Redemption Price of the Series I Preferred Shares (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sale proceeds of such shares ranking senior to the Series I Preferred Shares.

2.          Notwithstanding Section (K)(1) above, if any amendment, alteration or repeal of the provisions of the Declaration of Trust (including these Articles Supplementary), whether by merger, consolidation or otherwise, would materially and adversely affect any preferences, rights or privileges of the Series I Preferred Shares, but not all of the shares of any other class or series of preferred shares of the Company ranking on a parity with the Series I Preferred Shares, the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series I Preferred Shares and all such other similarly affected series or classes, voting as a class, shall be required in lieu of the affirmative vote or written consent that would otherwise be required by Section (K)(1).

L.           Exclusion of Other Rights.

The Series I Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration of Trust.

M.          Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions.

N.           Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series I Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

O.           No Preemptive Rights.

No holder of Series I Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

THIRD:            These Articles Supplementary have been approved by the Special Pricing Committee under the authority delegated by the Board of Trustees in the manner and by the vote required by law.

FOURTH:        Pursuant to the authority conferred upon the Special Pricing Committee as aforesaid, the Special Pricing Committee has authorized the filing of these Articles Supplementary to state in its entirety the terms of the Series I Preferred Shares.

FIFTH:             These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SIXTH:             The undersigned Executive Vice President, Chief Financial Officer and Treasurer of the Company acknowledges these Articles Supplementary to be the act of the Company and as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

SEVENTH:      These Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Company by the undersigned in his capacity as an officer of the Company, which has been formed and is existing as a Maryland real estate investment trust pursuant to the Declaration of Trust, and not individually, and neither the trustees, officers nor shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Holders of the Series I Preferred Shares shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of these Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements or transactions between the Company and holders of the Series I Preferred Shares.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested to by its Secretary on this 25th day of March 2013.

ATTEST	GLIMCHER REALTY TRUST

/s/ George A. Schmidt	By:	/s/ Mark E. Yale
George A. Schmidt	Mark E. Yale
Secretary	Executive Vice President,
Chief Financial Officer and Treasurer